UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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KinerjaPay Corp.

(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT

OF

KINERJAPAY CORP.

Soho Podomoro City,

#11-10 Jl. Letdjen

S. Parman Kav 28, Jakarta, Indonesia 11410

Telephone: +62-21-2918-1336

To the Holders of Common Stock and Preferred Stock:

This Information Statement (“Information Statement”) has been filed with the Securities and Exchange Commission Stock”) by KinerjaPay Corp., a Delaware corporation (the “Registrant” or “Company”) pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is being furnished to the holders of the Company’s outstanding shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and outstanding shares of the several series of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). The purpose of this Information Statement is to notify holders of our Common Stock and Preferred Stock (the “Common Stockholders” and “Preferred Stockholders,” respectively) as of May 11, 2021 (the “Record Date”), that in lieu of a meeting of stockholders entitled to vote, the Company received the joint written consent (“Joint Written Consent”) duly executed by the Company’s Board of Directors, represented by Mr. Edwin Witarsa Ng, our CEO, Chairman and sole director, who is also the holder of a majority of the Company’s voting capital stock (the “Majority Consenting Stockholder”). Mr. Ng owns approximately 51.06% of the Company’s total voting capital stock represented by 500,000 shares of the Company’s Series B Preferred Stock having the right to vote in the aggregate, on all shareholder matters, votes equal to 51% of the total shareholder vote on any and all shareholder matters. In addition, Mr. Ng is the record and beneficial owner of 1,266,667 shares of Common Stock. A copy of the Joint Written Consent signed by the Board of Directors and Majority Consenting Stockholder is attached as Exhibit A hereto, pursuant to which the Company has approved the following corporate action:

● increase in the number of authorized shares of Common Stock from thirty-five billion (35,000,000,000) shares of Common Stock to fifty billion (50,000,000,000) shares of Common Stock (the “Authorized Common Stock Share Increase”).

We have attached as Exhibit B hereto a form of Certificate of Amendment, amending Article IV to the Certificate of Incorporation, providing for the increase in authorized shares of Common Stock from thirty-five billion (35,000,000,000) shares to fifty billion (50,000,000,000) shares of Common Stock, which amendment will not change the authorized ten million (10,000,000) shares of Preferred Stock.

On May 11, 2021, the Record Date, the Board of Directors of the Company (the “Board”) approved and recommended for approval to the holders of Common Stock and the holder of Series B Preferred Stock having the power to vote with respect to the Common Stock, the: (i) Authorized Common Stock Share Increase (the “Corporate Action”), which Corporate Action was also approved by the Majority Consenting Stockholders on the same date. The Corporate Action by Joint Written Consent in lieu of a meeting was done in accordance with Section 242 of the Delaware General Corporation Law (“DGCL”). Accordingly, and based upon the Joint Written Consent of the Majority Consenting Stockholders and Board of Directors, your consent is not required and is not being solicited in connection with the approval of the Action.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The Board of Directors believes that all of the holders of the Company’s Common Stock and Preferred Stock will benefit from this Corporate Action because after the implementation of the Authorized Common Stock Share Increase by the filing of Certificates of Amendment with the State of Delaware, the Company shall have available a sufficient number of authorized but unissued and unreserved shares of Common Stock to be able to secure new equity and debt financing as well as provide the Company with greater flexibility in pursuing potential acquisitions and other opportunities to expand and grow its business, although there can be no such assurance that such efforts will be successful. Reference is made to the discussion under “Purpose And Effect Of Increasing The Number Of Authorized Shares” below.

INTRODUCTION

Section 242 of the DGCL provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. The DGCL, however, requires that in the event an action is approved by written consent, a Company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company.

In accordance with the foregoing, we will mail the Notice of the Corporate Action to the Common Stockholders and Preferred Stockholders on or about June 10, 2021.

This Information Statement contains a brief summary of the material aspects of the Corporate Action approved by the Board of Directors (the “Board”) of the Company and the holder of Series B Preferred Stock, who have voting rights together with the Common Stockholders. The Common Stockholders and Series B Stockholder who have executed the Joint Written Consent constitute the Majority Consenting Stockholders.

Series B Voting Preferred Stock; Voting Capital Stock

On December 17, 2018, the Company amended its Certificate of Incorporation by filing a Certificate of Designations, Preferences and Rights to authorize 500,000 shares of Series B Preferred Stock, par value of $0.0001, all of which were issued to the person set forth on the Joint Written Consent as the holder of all of the Series B Preferred Stock. The Series B Preferred Shares have the right to vote in the aggregate, on all shareholder matters votes equal to 51% of the total shareholder vote on any and all shareholder matters. The Series B Preferred Stock will be entitled to this 51% voting right no matter how many shares of common stock or other voting capital stock of the Company is issued and outstanding in the future.

As of May 11, 2021, the Record Date, there were: outstanding (i) 2,025,919,342 shares of our Common Stock outstanding (which does not include approximately 32,975,000,000 shares of Common. Stock reserved for issuance underlying convertible debt and other convertible securities (collectively, the “Convertible Securities”), and (ii) 500,000 shares of our Series B Preferred. Based upon the 2,025,919,342 shares of Common Stock outstanding, the Series B Preferred Stockholder is entitled to cast 1,033,218,642 votes on all shareholder matters. In addition, the Series B Preferred Stockholder also owns an aggregated of 1,266,667 shares of Common Stock and collectively, Mr. Ng, our Majority Consenting Stockholder’s affirmative vote represented a total of 1,034,485,531 voting shares or approximately 51.06% of the total voting capital stock of the Company as of the Record Date.

ACTION TO BE TAKEN

The Authorized Common Stock Share Increase will become effective on the date that we file the Amended Certificate of Incorporation of the Company (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware as soon as possible after filing the Definitive Information Statement on Schedule 14C with the SEC.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

General

The number of authorized shares of our Common Stock will be increased from thirty-five billion (35,000,000,000) shares of Common Stock to fifty billion (50,000,000,000) shares of Common Stock fifteen billion (15,000,000,000) shares to thirty-five billion (35,000,000,000) shares (the “Authorized Common Stock Share Increase”).

We have been funding our operations utilizing proceeds from convertible notes and expect to do so until we begin to generate significant revenues from our business operations. As a result of funding the development of our business operations and the costs of our operations by the issuance of shares of our Common Stock and the requirement of reserving shares underlying our Convertible Securities, we no longer have a sufficient number of authorized but unissued and unreserved shares of Common Stock for near term corporate purposes.

Purpose and Effect of Increasing the Number of Authorized Shares

The additional shares of Common Stock for which authorization is sought would be part of the existing class of Common Stock, if and when issued. These shares would have the same rights and privileges as the shares of Common Stock currently outstanding. Holders of the Company’s Common Stock do not have preemptive rights to subscribe for and purchase any new or additional issues of Common Stock or securities convertible into Common Stock.

The Board of Directors believes that the increase in the number of authorized shares of Common Stock, defined as the “Authorized Common Stock Share Increase,” is in the best interests of the Company and its stockholders. The purpose of increasing the number of authorized shares of Common Stock is to have shares available for issuance for such corporate purposes as the Board of Directors may determine in its discretion, including, without limitation:

● conversion of existing and new Convertible Securities

● reserving shares underlying existing and new convertible notes

● retiring convertible debt

● future financings and other corporate purposes

The Company has no current plans to issue any additional shares of Common Stock nor are any additional shares of Common Stock pledged or otherwise required to cover any positions but will likely set aside the additional authorized shares of Common. Stock for share reserves underlying Convertible Securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table lists the number of shares of Common Stock of our Company as of May 11, 2021, the Record Date, that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The business address of each beneficial owner listed is in care of Soho Podomoro City, #11-10 Jl. Letdjen S. Parman Kav 28, Jakarta, Indonesia 11410. The persons listed below have sole voting and investment power with respect to all shares of our Common Stock owned by them, except to the extent that power may be shared with a spouse.

As of May 11, 2021, we had outstanding 2,025,919,342 shares of Common Stock and 500,000 shares of Series B Preferred Stock.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned (1)	Percentage of Common Stock owned	Shares of Series B Preferred Stock Held (2)	Percentage of Series B Preferred Stock Held	Number and Percentage of Total Voting Shares
Edwin Witarsa Ng, CEO and Chairman	1,266,667 shares	0.06%	500,000 shares	100%	1,034,485,531 shares or 51.06%
Sofian Gunawan, Interim CFO	-0-	0.00%	-0-	0.00%	0.00%
Directors and Officers (2 persons)	1,266.667 shares	0.06%	500,000 shares	100%	1,034,486,531 shares or 51.06%

1. Applicable percentage ownership is based on 2,025,919,342 shares of Common Stock outstanding as of May 11, 2021. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of May 11, 2021 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

2. The 500,0000 shares of Series B Preferred Shares held by Edwin Witarsa Ng have the right to vote in the aggregate, on all shareholder matters votes equal to 51% of the total shareholder vote on any and all shareholder matters. The Series B Preferred Stock will be entitled to this 51% voting right, representing at present 1,033,218,864 votes, based on the 2,025,919,342 shares of Common Stock outstanding, no matter how many shares of Common Stock or other voting stock of the Company’s stock are issued and outstanding in the future. In addition, Mr. Ng owns 1,266,667 shares of Common Stock and, as a result, have total voting capital stock, including the Series B Preferred Shares, of 1,034,485,351 shares, representing 51.06% of the total voting capital stock of the Company.

ADDITIONAL INFORMATION

The Company is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C, 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

We will also provide without charge, to each person to whom a proxy/information statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Such requests should be directed to the address and phone number indicated below. This includes information contained in documents filed subsequent to the date on which definitive copies of the proxy statement are sent or given to security holders, up to the date of responding to the request.

By order of the Board of Directors:

KinerjaPay Corp.

Soho Podomoro City,

#11-10 Jl. Letdjen

S. Parman Kav 28, Jakarta, Indonesia 11410

Date: May 25, 2021

By:	/s/ Edwin W. Ng
Edwin W. Ng, Chief Executive Officer

Exhibit A

JOINT WRITTEN CONSENT

OF THE BOARD OF DIRECTORS

AND

MAJORITY CONSENTING STOCKHOLDERS

OF

KINERJAPAY CORP.

May 11, 2021

The undersigned, Edwin Ng, being the sole member of the Board of Directors of KinerjaPay Corp., a Delaware corporation (the “Corporation”), who is also the holder of a majority of the voting capital stock of the Corporation, represented by 1,266,667 shares of the Corporation’s common stock, par value $0.0001 (the “Common Stock”) and the holder of all of the 500,000 outstanding shares of Series B Preferred Stock, par value $0.0001 (“Series B Preferred Stock”) having the right to vote on all shareholder matters a number of votes equal of 51% of the outstanding shares of Common Stock (the “Majority Consenting Stockholder”), have executed this Joint Written Consent acting pursuant to the authority granted by Section 242 of the Delaware General Corporation Law (“DGCL”), do hereby adopt the following resolutions as of this 11th day of May 2021.

WHEREAS, the Corporation’s Board of Directors has determined to change Article IV of the Corporation’s Certificate of Incorporation with respect to the Corporation’s Capital Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing Article IV as follows:

FOURTH: The Corporation shall be authorized to issue fifty billion and ten million (50,010,000,000) shares of capital stock, of which fifty billion (50,000,000,000) shares shall be shares of common stock, par value $0.0001 per share (“Common Stock”) and ten million (10,000,000) shares shall be shares of preferred stock, par value of $0.0001 per share, which may be issued in one or more series (“Preferred Stock”). The Board of Directors of the Corporation is authorized to fix the powers, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock and any series thereof pursuant to Section 151 of the DGCL.

FURTHER RESOLVED, that this Joint Written Consent of the Board of Directors and Majority Consenting Stockholder shall be added to the corporate records of this Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Board of Directors and the Majority Consenting Stockholders of this Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Joint Written Consent.

FURTHER RESOLVED, that the undersigned members of the Corporation’s Board of Directors and the Majority Consenting Stockholders of the Corporation, hereby authorize, ratify and approve the forgoing actions pursuant to the provisions of the DGCL and thereby direct that this Joint Written Consent of the Board of Directors and Majority Consenting Stockholders be filed with the minutes of the meetings of the Corporation.

As of May 11, 2021, the Record Date, there were outstanding (i) 2,025,919,342 shares of our Common Stock, and (ii) 500,000 shares of our Series B Preferred Stock. Based upon the 2,025,919,342 outstanding shares of Common Stock, the Series B Preferred Stockholder is entitled to vote and has, in fact, voted in favor of the Corporate Action casting 1,033,218,642 affirmative votes. In addition, the Series B Preferred Stockholder also owns an aggregated of 1,266,667 shares of Common Stock and collectively, the Majority Consenting Stockholder’s affirmative vote represented 1,034,485,531 voting shares or 51.06% of the total voting capital stock of the Company as of the Record Date.

FURTHER RESOLVED, that any action or actions heretofore taken by any officer of the Corporation for and on behalf of the Corporation in connection with the foregoing resolutions are hereby ratified and approved as duly authorized actions of the Corporation. This Joint Written Consent shall be added to the corporate records of the Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Joint Written Consent.

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent effective as of the 11th day of May 2021.

/s/ Edwin Witarsa Ng
Edwin Witarsa Ng., Chairman

MAJORITY CONSENTING STOCKHOLDERS

Name	Shares of Series B Preferred Stock	Shares of Common Stock	Voting Capital Stock
/s/ Edwin Witarsa Ng	500,000 shares	1,266,667 shares	1,034,485,531 shares or 51.06%
Edwin Witarsa Ng
Total	500,000 shares	1,266,667 shares	1,034,485,531 shares or 51.06%

Exhibit B

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

KinerjaPay Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of KinerjaPay Corp. (the “Corporation”) resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and based upon the written consent of stockholders of said Corporation holding a majority of the outstanding shares of common stock for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

“FOURTH: The Corporation shall be authorized to issue fifty billion and ten million (50,010,000,000) shares of capital stock, of which fifty billion (50,000,000,000) shares shall be shares of common stock, par value $0.0001 per share (“Common Stock”) and ten million (10,000,000) shares shall be shares of preferred stock, par value of $0.0001 per share, which may be issued in one or more series (“Preferred Stock”). The Board of Directors of the Corporation is authorized to fix the powers, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock and any series thereof pursuant to Section 151 of the DGCL.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, and based upon the written consent of holders of a majority of the shares of common of said Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute, were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this ____ day of ____ 2021.

By:	/s/ Edwin Witarsa Ng
Name:	Edwin Witarsa Ng
Title:	Chairman